Exhibit 10.2

THIS SENIOR SECURED PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.

SENIOR SECURED PROMISSORY NOTE

$5,000,000.00	April 14, 2014 Effective Date

FOR VALUE RECEIVED, Cosi, Inc., a Delaware corporation (the “Company”), promises to pay to the order of Milfam II L.P., a Georgia limited partnership, or its registered assigns (“Lender”), the principal sum of Five Million Dollars ($5,000,000) (the “Principal Amount”) with interest on the outstanding principal amount accruing as set forth in Section 1. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Senior Secured Promissory Note (this “Note”) as set forth in Section 1 until paid in accordance with the provisions hereof.

1.    Interest.

(a)   Interest shall accrue on the outstanding Principal Amount at the rate of nine percent (9%) per annum (computed on the basis of actual days elapsed and a fiscal year of 364 days).

(b)   Accrued interest shall be payable semi-annually, in arrears, on each successive six (6) month anniversary of the Effective Date. Notwithstanding the foregoing, but provided the Company is not then in default pursuant to this Note or any other Loan Document, the Company may elect to pay the interest due for the first two (2) semi-annual interest payments following the Effective Date by converting such interest amount to principal (the “PIK Right”), which converted interest amount shall then be treated for all purposes as principal under this Note, including that it shall incur interest; provided that, if the Company elects to convert interest to principal pursuant to this Section 1(b), such interest shall be deemed to have accrued at the rate of eleven percent (11%) per annum (computed on the basis of actual days elapsed and a fiscal year of 364 days).  The election of the PIK Right shall be made by written notice to Lender not later than one (1) business day prior to the date such interest payment is due, and the Company’s failure to so exercise the PIK Right shall be deemed a waiver thereof.

(c)   Upon any default pursuant to this Note or any other Loan Document, this Note shall bear interest at the rate of the lesser of (i) thirteen percent (13%) and (ii) such maximum rate of interest allowable under the laws of the State of New York (“Default Rate”).

2.    Senior Secured Note Purchase Agreement; Security.

(a)   This Note is issued pursuant to, and subject in all respects to, the terms of that certain Senior Secured Note Purchase Agreement (the “Note Agreement”), dated as of the date hereof, by and between the Company and the Lender. Capitalized terms used but not defined herein shall have the meaning set forth in the Note Agreement.

(b)   The indebtedness evidenced by this Note is secured by all of the assets of the Company, as further described in Section 6.

3.     Maturity.  The entire unpaid principal amount and all unpaid accrued interest (collectively, the “Obligations”) shall become fully due and payable on the third anniversary of the date hereof (the “Maturity Date”).

4.     Payments.

(a)   All payments of the Obligations shall be made in lawful money of the United States of America to Lender, at the address specified in the Note Agreement, or at such other address as may be specified from time to time by Lender in a written notice delivered to the Company. All payments shall be applied first to accrued interest, expenses or fees due to Lender pursuant to this Note or any other Loan Document, and thereafter to principal.

(b)   The Obligations under this Note may be prepaid by the Company at any time without penalty upon first providing ten (10) days written notice to Lender.

5.     Use of Proceeds.  The Company shall use the proceeds from this Note for general working capital purposes.

6.     Security.

(a)   Except as set forth herein with respect to Permitted Liens (as defined below) and Permitted Transactions (as defined below), this Note shall constitute a security agreement for all purposes under applicable law. The Company hereby grants to Lender, subject to any and all Permitted Liens now or hereafter existing with respect to same, a continuing first priority security interest in all assets of the Company whether now owned or hereafter acquired, including all proceeds therefrom (collectively, the “Collateral”) to secure the payment of this Note and all other loans and advances (including all renewals, modifications and extensions thereof) and all obligations of any and every kind and nature of the Company and the Guarantors to Lender, whether arising prior to, under or after this Note or any other Loan Documents, however incurred or evidenced, plus all interest, reasonable costs, reasonable expenses and reasonable attorneys’ fees, which may be made or incurred by Lender in the disbursement, administration, and collection of such amounts, and in the protection, maintenance, and liquidation of the Collateral. Except for Permitted Liens, whether or not now or hereafter existing, and Permitted Transactions, whether or not now or hereafter contemplated or occurring, the Company shall not sell, assign, transfer, pledge or otherwise dispose of or encumber any Collateral to any third party while this Note is in effect without the prior written consent of Lender in its sole discretion. Notwithstanding the foregoing, the security interest granted pursuant to this Section 6(a) shall not include any assets or equity of Hearthstone Partners, LLC, a Massachusetts limited liability company, if the same is acquired by the Company after the date hereof, so long as such entity remains a direct, wholly-owned subsidiary of Hearthstone Associates, LLC, a Massachusetts limited liability company.

(b)   The Company shall execute and deliver to Lender, concurrently with the Company’s execution of this Note and at any time or times hereafter at the request of Lender, all financing statements, assignments, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and maintain perfected Lender’s security interests in the Collateral. In addition, the Company irrevocably authorizes Lender, its agents, attorneys, and representatives, to file financing statements and amendments thereto at the Company’s expense, necessary to establish and maintain Lender’s perfected security interest in the Collateral. In order to fully consummate all of the transactions contemplated hereunder, the Company shall make appropriate entries on its books and records disclosing Lender’s security interests in the Collateral. Immediately upon full satisfaction of this Note, including payment of all Obligations and reasonable fees and expenses due to Lender hereunder and pursuant to the Loan Documents (collectively, the “Liabilities”), without further notice from the Company, the Company may terminate any financing statements, assignments, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents used to perfect and maintain perfected Lender’s security interests in the Collateral.

(c)   For purposes of this Agreement, “Permitted Liens” means:

(i) purchase money security interests to secure purchase money indebtedness of the Company, so long as such security interests arise or are created (A) in the ordinary course of business and consistent with past practices and (B) substantially contemporaneously with the purchase or acquisition by the Company of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness so incurred by the Company to enable the Company to so purchase or acquire such property or assets, and no other indebtedness, and encumber only the respective property or assets so purchased or acquired, and no other property or assets of the Company;

(ii) any liens arising in connection with capital leases or equipment financing arrangements of the Company;

(iii) liens acquired with liabilities assumed by the Company in connection with acquisitions of existing businesses, business divisions, or assets, in whole or in part after the date hereof;

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings;

(v) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding liens arising under ERISA), provided that no enforcement proceedings in respect of such liens are pending and provisions have been made for the payment of such liens on the books of such person as may be required by generally accepted accounting principles; and

(vi) (i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations;

provided, however, that, notwithstanding the foregoing, a Permitted Lien shall not include any lien, encumbrance or other interest which would cause, or could reasonably be expected to cause, a Material Adverse Change.

(d)   For purposes of this Note, “Permitted Transactions” means:  (i) the sale, assignment, transfer, sublease, disposal or other transfer of the Company’s restaurants or operating assets of the Company’s restaurants to franchisees, landlords, subtenants, or other third parties (but not affiliates of the Company or the Guarantors) with respect to restaurants (A) closed due to expiration or termination of leases in the ordinary course of business, and (B) franchised to franchisees in the ordinary course of business; and (ii) the transfer or assignment of the Company’s business or assets to an affiliated entity owned or controlled by the Company provided that any such assignment or transfer expressly includes the transfer and assignment of this Note and the Ancillary Agreements (as defined below) to and assumption thereof by such affiliated entity.   Unless otherwise agreed to by the Company and the Lender, net cash proceeds from the sale of any assets pursuant to clause (d)(i) above in this paragraph shall be applied towards the outstanding Obligations.

7.     Default.

(a)   Events of Default.  For purposes of this Note, any of the following events shall constitute an “Event of Default”:

(i) The Company shall fail to pay when due any Obligations hereunder;

(ii) Any representation or warranty of the Company under the Note Agreement, the other Loan Documents or any agreement ancillary thereto (collectively, the “Ancillary Agreements”), as applicable, shall be untrue in any material respect as of the date made;

(iii) the Company shall breach any covenant set forth in this Note or the Ancillary Agreements, taking into account applicable periods of notice and cure, if any; provided, however, that, in the event no grace or cure period is so provided, the Company shall have a period of (A) three (3) days after the earlier of the Company’s actual knowledge thereof and written notice of non-compliance to cure such non-compliance to the extent it relates to any monetary default and (B) twenty (20) days after the earlier of the Company’s actual knowledge thereof and written notice of non-compliance to cure any other non-compliance; provided that, in the event that any default described in clause (B) cannot reasonably be cured within such twenty (20) day period, then the Company shall have an additional ten (10) days in which to cure such non-compliance, so long as the Company continues to diligently pursue curing such non-compliance;

(iv) The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition for bankruptcy, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders takes any action looking to the dissolution, liquidation or winding up of the Company;

(v) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Guarantor or for a substantial part of the property or assets of the Company or any Guarantor or (iii) the winding-up or liquidation of the Company or any Guarantor; and such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(vi) One or more judgments shall be rendered against the Company or any Guarantor or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Guarantor to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $250,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Change;

(vii) If any material portion of the Collateral or the Guarantor Collateral (as defined in the Guaranty) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if the Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien upon any material portion of the Collateral or the Guarantor Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of the Collateral or the Guarantor Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15)  days after the Company receives notice thereof;

(viii) There shall occur any material event of loss, theft, damage or destruction of any Collateral or the Guarantor Collateral for which there is less than 80% insurance coverage

(subject to reasonable deductibles as determined by the Company and consistent with the Company’s past practices); or

(ix) The occurrence of any event (financial or otherwise) resulting in, or which will likely result in, a Material Adverse Change in the Company or the Guarantors, as determined by Lender in its reasonable discretion, and remains uncured for a period of fifteen (15) days following the earlier of the Company’s knowledge of such event and written notice of such event by Lender to the Company (or, such longer period of time as reasonable given the circumstances if such occurrence is not reasonably curable within such thirty (30) day period and provided that the Company is taking steps to cure such occurrence during such thirty (30) day period and thereafter diligently pursues to completion).

(b)   Consequences of Events of Default.  If any Event of Default shall occur for any reason, whether voluntary or involuntary, or continue beyond the expiration of any applicable cure period:

(i) upon notice or demand, the Lender may declare the outstanding indebtedness under this Note, together with all other amounts due or owing to Lender pursuant to any Ancillary Agreements, to be due and payable, whereupon each of the foregoing shall be and become immediately due and payable, and the Company shall immediately pay to Lender all such indebtedness, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any Ancillary Agreement to the contrary notwithstanding; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then all indebtedness under this Note, together with all other amounts due or owing to Lender pursuant to any Ancillary Agreements, shall automatically be due immediately without notice of any kind;

(ii) the Company shall, at a minimum, comply with all lease obligations for at least the twenty (20) retail stores (the “Key Stores”) chosen by Lender pursuant to this Section 7(b)(ii), notwithstanding any other agreement, obligation or rights of the Company to the contrary at such time.  For purposes of determining the Key Stores, upon the occurrence of an Event of Default and for so long as the Event of Default is continuing, the Company shall provide Lender, its agents and designees with (i) immediate access to all financial and operational data with respect to all Company retail stores, (ii) immediate access to Company executives, employees and agents with knowledge of the foregoing for purposes of discussion and diligence (A) to the extent the Company has the authority to grant such access and (B) so long as the Company is permitted to attend and participate in any discussions with the foregoing and (iii) any other information reasonably requested by Lender. Lender shall deliver its initial list of Key Stores to the Company not later than thirty (30) days after the occurrence of any Event of Default, so long as the Company has provided all access and information required by the previous sentence, and, if not, such period shall be extended on a day-for-day basis (but the Company’s failure to comply therewith shall be deemed a separate and immediate Event of Default).  Further, upon the occurrence of an Event of Default and for so long as an Event of Default is continuing, the Lender shall have the right, but not the obligation, to (A) receive copies of all financial and operational data reported to the Company by, from or with respect to the Key Stores promptly after the Company’s receipt thereof and (B) modify or substitute other

Company retail stores for Key Stores in its sole discretion (but with written notice to the Company). In addition, notwithstanding any provision of this Note, the Note Agreement or any Ancillary Agreement to the contrary, upon the occurrence of an Event of Default and for so long as an Event of Default is continuing, the Company shall not sell, transfer or dispose of any Key Store, directly or indirectly, without the prior written consent of Lender.

(iii) Lender may exercise from time to time any rights and remedies available to it under applicable law, including without limitation the right to: (a) immediate possession of the Collateral by Lender, (b) institute legal proceedings to foreclose upon the lien and security interest granted by this Note or for the sale of all Collateral, to recover judgment for all amounts then due and owing from the Company, and to collect the same out of any Collateral or the proceeds of any sale of the Collateral, and (c) peacefully enter upon any premises (whether it be the Lender, its agents or attorneys, or an appointment of a receiver selected or appointed by Lender to which Debtor shall consent to in all respects) where Collateral may then be located, and take possession of all or any of it and/or render it unusable and without being responsible for loss or damage to such Collateral, hold, operate, sell, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other dispositions, at places and times and on terms and conditions as Lender may deem fit, without any previous demand or advertisement (unless such demand or advertisement is expressly required by law).

The Company agrees to pay Lender all out-of-pocket costs and expenses reasonably incurred by Lender in any effort to collect indebtedness under this Note and to exercise remedies under the Note Agreement or any Ancillary Agreement, including, without limitation, reasonable attorneys’ fees, and to pay interest at the Default Rate on such costs and expenses to the extent not paid when demanded.  Lender may exercise any and all of its remedies under the Note Agreement or any Ancillary Agreement contemporaneously or separately from the exercise of any other remedies hereunder or under applicable law.

8.   Lost, Stolen, Destroyed or Mutilated Note.  In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note and an agreement from Lender to indemnify the Company against any claim that may be made against the Company on account of the mutilation, loss, theft or destruction of this Note.

9.   Governing Law.  This Note is to be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

10.  Amendment and Waiver.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consents of each of Lender and the Company.

11.  Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 7(d) of the Note Agreement.

12.  Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.  Successors and Assigns; Assignment.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign this Agreement without the prior written consent of the other party.

14.  Remedies Cumulative; Failure or Indulgence Not a Waiver.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Note Agreement and the Ancillary Agreements.  No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under this Note, the Note Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.  Payments.  Whenever any payment of cash is to be made by the Company to Lender pursuant to this Note, such payment shall be made in lawful money of the United States of America by, at the Company’s option, a check drawn on the account of the Company and sent via overnight courier service to Lender at the address previously provided to the Company in writing (which address shall initially be the address for Lender as set forth in the Note Agreement), electronic funds transfer, or wire transfer of immediately available funds, to an account designated in writing by Lender.  Whenever any payment to be made shall otherwise be due on a day which is not a business day, such payment shall be made on the immediately succeeding Business Day and such extension of time shall be included in the computation of accrued interest.

16.  Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Lender shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

17.  Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note or the Ancillary Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

COSI, INC.

By:	/s/ William Koziel

Name:	William Koziel

Title:	Chief Financial Officer